Exhibit 99.1

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of Viveve Medical, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Date: June 23, 2016

GBS BIOVENTURES III By: GBS Venture Partners Pty Ltd., as trustee for GBS BioVentures III By: /s/ Brigitte Smith
Managing Partner

GBS Venture Partners Pty Ltd., as trustee for GBS BioVentures III By: /s/ Brigitte Smith
Managing Partner

 /s/ Brigitte Smith

Brigitte Smith